Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 3 to the Registration Statement (Number 333-167590) on Form S-1 of our reports each dated March 15, 2013 relating to the financial statements of Teucrium Commodity Trust and Teucrium Soybean Fund as of December 31, 2012 and 2011, appearing in the Annual Report on Form 10-K of Teucrium Commodity Trust filed on March 18, 2013, and of our report dated April 2, 2013 relating to the consolidated financial statements of Teucrium Trading, LLC and Subsidiary as of December 31, 2012 and 2011, appearing in the Current Report on Form 8-K filed on April 3, 2013, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

Walnut Creek, California

April 12, 2013